Exhibit 23.1



                          Independent Auditors' Consent



The Board of Directors of BNCCORP, Inc.
The Administrator of the BNCCORP, Inc. 401(k) Savings Plan:


We consent to the incorporation by reference in the registration statements (No. 333-03512, 333-58584, and 333-98647) on Form S-8 of BNCCORP, Inc. of our report dated June 6, 2003, with respect to the statement of net assets available for benefits of the BNCCORP, Inc. 401(k) Savings Plan as of December 31, 2002, the related statement of changes in net assets available for benefits for the year ended December 31, 2002, and related schedule as of December 31, 2002, which report appears in the December 31, 2002 annual report on Form 11-K of the BNCCORP, Inc. 401(k) Savings Plan.





KPMG LLP
Minneapolis, Minnesota
June 6, 2003